Exhibit 99.1

DYNAVAX DYNAVAX TECHNOLOGIES

2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact: Michael Ostrach Vice President and Chief Business Officer 510-665-7257 mostrach@dynavax.com

DYNAVAX AND GLAXOSMITHKLINE EXPAND THEIR WORLDWIDE STRATEGIC ALLIANCE

Berkeley, CA – October 21, 2011 – Dynavax Technologies Corporation (NASDAQ: DVAX) announced today the expansion of its worldwide strategic alliance with GlaxoSmithKline (GSK) focused on toll-like receptor (TLR) inhibitors. The addition of a new target, TLR8, entitles Dynavax to receive a $3 million milestone payment from GSK. Subject to reaching sales and development milestones, Dynavax has the potential to receive approximately $200 million in milestone payments over the term of the alliance. Based on preclinical data, Dynavax and GSK will work to develop a TLR8 inhibitor for the treatment of multiple autoimmune and inflammatory diseases.

The activation of TLR8 in myeloid cells yields the production of multiple pro-inflammatory cytokines including tumor necrosis factors (TNF), IL-1, IL-6 and IL-12. Therapeutic approaches that target these inflammatory cytokines include a number of autoimmune diseases, such as rheumatoid arthritis. Dynavax and GSK will evaluate the hypothesis that inhibition of TLR8 could prevent the inflammatory cascade these cytokines initiate in many autoimmune conditions.

Dino Dina, M.D., Chief Executive Officer, commented, “The expansion of our alliance with GSK underscores the successes achieved in the ongoing TLR7 and TLR9 program. Importantly, this strategic alliance has had the effect of both expanding Dynavax’s pipeline as well as providing additional financial resources over the short- and mid-terms.”

About Dynavax's TLR Inhibitors

Dynavax has an ongoing Phase 1 study that is assessing the safety of DV1179, an inhibitor of TLR7 and TLR9, in multiple ascending doses. Data are expected later this year. GSK has an exclusive option to license this program on a worldwide basis upon achievement of certain agreed milestones. Dynavax's TLR inhibitors are a novel class of oligonucleotides, called immunoregulatory sequences (IRS), that specifically inhibit the TLR-induced inflammatory response associated with autoimmune and inflammatory diseases. Preclinical data from animal model studies show Dynavax's TLR inhibitors block induction of IFN-alpha and also reduce symptoms in several animal models of autoimmune diseases, such as lupus, inflammatory skin disorders, and rheumatoid arthritis.

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About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAV™, a Phase 3 investigational adult hepatitis B vaccine designed to provide rapid and superior protection with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward-looking Statements

This press release contains "forward-looking statements," including statements related to the anticipated timing for the availability of data from the initial clinical trial in our lupus program, the potential features of the Company's inhibitors and the potential value of payments that may be received under our collaboration with GSK. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether results of completed studies can be replicated in human studies, difficulties or delays in discovery or development, initiation and completion of preclinical or clinical studies, the results of those studies and the impact of those results on the initiation and completion of subsequent studies and issues arising in the regulatory process; achieving our GSK agreement objectives; our ability to obtain additional financing to support our operations; and other risks detailed in the "Risk Factors" section of our current periodic reports filed with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in the Company's current periodic reports with the SEC.

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